As filed with the Securities and Exchange Commission on January 4, 2017

Registration No. 333-147119
Registration No. 333-149142

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-147119

FORM S-8 REGISTRATION STATEMENT NO. 333-149142

UNDER

THE SECURITIES ACT OF 1933

SOUTHEASTERN BANK FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Georgia (State or other Jurisdiction of Incorporation)	58-2005097 (IRS Employer Identification No.)

c/o South State Corporation

520 Gervais Street

Columbia, South Carolina 29201

(800) 277-2175

(Address, including ZIP Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Southeastern Bank Financial Corporation 2006 and 2000 Long-Term Incentive Plans

Southeastern Bank Financial Corporation Director Stock Purchase Plan

(Full Title of Plans)

Robert R. Hill, Jr.

Chief Executive Officer

South State Corporation

520 Gervais Street

Columbia, South Carolina 29201

(800) 277-2175

(Name, Address, including ZIP Code, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed by Southeastern Bank Financial Corporation, a Georgia corporation (“Southeastern”), on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-147119, originally filed with the Securities and Exchange Commission (the “SEC”) on November 2, 2007, which registered the offer and sale of 201,751 shares of common stock, par value $3.00 per share, of Southeastern (“Shares”) issuable pursuant to the Southeastern Bank Financial Corporation 2000 Long-Term Incentive Plan and 250,000 Shares issuable pursuant to the Southeastern Bank Financial Corporation 2006 Long-Term Incentive Plan; and
•	Registration Statement No. 333-149142, originally filed with the SEC on February 11, 2008, which registered the offer and sale of 25,000 Shares issuable pursuant to the Southeastern Bank Financial Corporation Director Stock Purchase Plan.

Southeastern is filing this Post-Effective Amendment to the Registration Statements to withdraw and remove any unissued and unsold securities issuable by Southeastern pursuant to the above-referenced Registration Statements.

On January 3, 2017, pursuant to the Agreement and Plan of Merger, dated as of June 16, 2016 (the “Merger Agreement”), by and between Southeastern and South State Corporation, a South Carolina corporation (“South State”), Southeastern merged with and into South State, with South State continuing as the surviving corporation.

As a result of the consummation of the transactions contemplated by the Merger Agreement, Southeastern has terminated all offerings of its securities pursuant to the above-referenced Registration Statements. In accordance with an undertaking made by Southeastern in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, Southeastern hereby removes and withdraws from registration all such securities of Southeastern registered under the Registration Statements that remain unsold as of the date this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of South Carolina, on January 4, 2017. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

SOUTH STATE CORPORATION
as successor by merger to Southeastern Bank Financial Corporation

By:	/s/ John C. Pollok
Name: John C. Pollok Title: Senior Executive Vice President, Chief Financial Officer and Chief Operating Officer